Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Compass Minerals International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Shares (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	7,034,609	$27.87	$196,054,552.83	0.00011020	$21,605.22
	Total Offering Amounts					$196,054,552.83		$21,605.22
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$21,605.22

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of the registrant’s Common Stock as may be issued as a result of stock splits, stock dividends or similar transactions with respect to the registrant’s Common Stock being registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s Common Stock on the New York Stock Exchange on September 19, 2023.